UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A12B

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

WESTIN ACQUISITION CORP

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 1165-L 3 Coleman Street #03-24

Singapore 179804

Telephone: +65 9488 4425

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Title of each class to be so registered	Name of each exchange on which registered
Units, each consisting of one Class A ordinary share, par value $0.0001, and one right entitling the holder to receive 1/6 of one Class A ordinary share	The Nasdaq Capital Market
Class A Ordinary Shares, $0.0001 par value	The Nasdaq Capital Market
Rights to receive one-sixth (1/6) of one Class A ordinary share	The Nasdaq Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-288889

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the units, ordinary shares, and rights of Westin Acquisition Corp, a blank check company incorporated as a Cayman Islands exempted company with limited liability (the “Company”). The description of the units, Class A ordinary shares, and rights contained under the heading “Description of Securities” in the registration statement initially filed with the Securities and Exchange Commission on July 23, 2025, as amended from time to time (File No. 333-288889) (the “Registration Statement”), to which this Form 8-A relates is incorporated herein by reference. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that are subsequently filed are hereby also incorporated by reference herein.

Item 2. Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The Nasdaq Capital Market and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

Solely the units will be traded until the 52nd day following the date of the Company’s final prospectus. Thereafter, the units may be separately traded subject to the filing of a Form 8-K and the issuance of a press release by the Company. The trading symbols for the securities, as listed on The Nasdaq Capital Market, are as follows:

Units	WSTNU
Ordinary Shares	WSTN
Rights	WSTNR

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 29, 2025

Westin Acquisition Corp.

By:	/s/ Kok Peng Na
Name:	Kok Peng Na
Title:	Chief Executive Officer and Chairman

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